Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 31, 2013, relating to the financial statements and financial statement schedule of Media General, Inc., and the effectiveness of Media General, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Media General, Inc. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Richmond, Virginia

January 29, 2014